EXHIBIT 99.1

ENGlobal Awarded Projects From Lucite International

New Agreements Solidify Existing Business Relationship

HOUSTON, June 29, 2011 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, announced today that it has been awarded two projects from Lucite International, Inc. ("Lucite"), a wholly owned subsidiary of Mitsubishi Rayon Co., Ltd. (3404:JP), to provide engineering and project management services at Lucite's Beaumont, TX chemical facility.

Lucite is a subsidiary of Mitsubishi Rayon Co., Ltd. and together they are the world's leading supplier of Methyl Methacrylate (MMA), the main building block of acrylic. Methacrylates are the foundation for products from mobile phone screens, solid surfaces for kitchens and bathrooms to paint, coatings and adhesives for use in both residential and industrial – especially in aggressive all weather or corrosive environments.

Lucite has awarded ENGlobal two engineering, procurement, and construction (EPC) contracts.

  Pursuant to the first of the two EPC contracts, ENGlobal will provide engineering, procurement and construction services to Lucite relating to the addition of Methacrylic Acid (MAA) manufacturing capability into Lucite's existing Methyl Methacrylate (MMA) production facility.

  In addition to the MAA/MMA facility contract, Lucite has commissioned ENGlobal to provide engineering, procurement and construction services to Lucite relating to the production of a key building block and precursor to the manufacturing of Methacrylates.

"We have worked with Lucite for nine years and this agreement further strengthens our successful business relationship. We are pleased Lucite is moving forward with these exciting projects," said Edward L. Pagano, ENGlobal's President and Chief Executive Officer. "Lucite has become a key client to ENGlobal and we thank them for their continued confidence in our project delivery solutions."

About Lucite International

Lucite international is a wholly owned subsidiary of Mitsubishi Rayon Co., Ltd. (3404:JP) and was created from the acrylic businesses of DuPont and ICI.  MRC and Lucite International are the world's leading supplier of Methyl Methacrylate (MMA). MRC/Lucite has 37% global market share in MMA by volume with over 1100ktes of capacity. Lucite alone employs over 2,000 people in the development, manufacture and sale of acrylic based products to customers in more than 100 countries worldwide.  Lucite International has 14 manufacturing sites and 34 sales offices around the globe.  More information is available at http://www.lucite.com and http://www.mrc.co.jp/english/index.html

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Field Solutions and Automation.  The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management.  ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, permitting, regulatory services, and legislative outreach. The Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber security and heat tracing projects. ENGlobal has approximately 2,100 employees in 15 offices located in nine cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company's ability to provide significant services under its new agreement or that the provisions of those services will be profitable; (2) the Company's ability to achieve its business strategy while effectively managing costs and expenses; (3) the Company's ability to successfully and profitably integrate acquisitions; and (4) improvement in the performance of the energy sector.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com